Frederick County Bancorp, Inc. Reports Results for the Second Quarter 2012

FREDERICK, Md., July 6, 2012 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank ("FCB"), announced today that, for the quarter ended June 30, 2012, the Company recorded net income of $448 thousand and diluted earnings per share of $0.30, as compared to net income of $188 thousand and diluted earnings per share of $0.12 recorded for the second quarter of 2011. The Company earned $818 thousand with diluted earnings per share of $0.54 for the six months ended on June 30, 2012, as compared to $524 thousand in earnings and diluted earnings per share of $0.35 for the same period in 2011.

The increase in earnings was due primarily to a reduction in the provision for loan losses from $500 thousand in the second quarter of 2011 as compared to no provision for loan losses in the second quarter 2012. Gains on sale of securities of $220 thousand were realized during this period in 2012, along with $82 thousand in losses on the sale of foreclosed properties and $125 thousand of provisions for foreclosed properties. The increase in earnings was due primarily to a reduction in the provision for loan losses in the first half of 2012 of only $65 thousand compared to the $615 thousand recorded in the first half of 2011. Gains on sale of securities of $220 thousand were realized in the first six months of 2012, along with $82 thousand in losses on the sale of foreclosed properties and $225 thousand of provisions for foreclosed properties.

Net loan charge-offs for the first half of 2012 totaled $79 thousand, consisting primarily of four loans charged-off in the second quarter. Net loan charge-offs for the same period last year totaled $718 thousand, consisting predominantly of two loans charged-off in the second quarter.

The ratio of the allowance for loan losses to total loans stood at 1.44% and 1.69% as of June 30, 2012 and 2011, respectively. Nonperforming assets stood at $6.1 million and $6.1 million at June 30, 2012 and 2011, respectively, and at $5.5 million at December 31, 2011. The corresponding nonperforming assets to total assets ratios were 1.95% and 1.99% as of June 30, 2012 and 2011, respectively.

The Company also reported that, as of June 30, 2012, assets stood at $312.2 million, with total deposits of $265.8 million and gross loans of $221.7 million, representing increases of 6.9%, 7.8%, and 4.4%, respectively, compared to December 31, 2011.

Frederick County Bank celebrated its ten year anniversary on October 18, 2011 and has posted positive quarterly earnings continuously since 2002, its second year in operation. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through five offices, four of which are in the City of Frederick and one office located in Walkersville, Maryland. Frederick County Bank maintains a solid Four Star Rating from Bankrate.com as of December 31, 2011 and the top Five Star Rating from Bauer Financial, Inc., as of March 31, 2012.

	June 30,	June 30,	December 31,
	2012	2011	2011
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$ 312,243	$ 307,420	$ 292,012
Cash and due from banks	2,158	1,748	1,680
Federal funds sold and other overnight investments	28,748	32,229	25,168
Investment securities - available for sale	43,870	45,079	36,423
Restricted stock	1,505	1,513	1,510
Loans, net	218,527	209,843	209,099
Allowance for loan losses	3,202	3,615	3,216
Bank premises and equipment	6,797	5,903	6,459
Bank owned life Insurance	4,680	4,520	4,601
Foreclosed properties	2,539	2,676	3,491
Other assets	3,419	3,909	3,581
Deposits	265,777	263,275	246,487
Short-term borrowings	2,700	2,650	2,700
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Accrued interest and other liabilities	1,402	1,048	1,182
Shareholders' equity	26,178	24,261	25,457

Nonperforming assets	6,096	6,125	5,515

SELECTED FINANCIAL DATA
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income	$ 3,242	$ 3,428	$ 6,498	$ 6,836
Interest expense	517	807	1,052	1,614
Net interest income	2,725	2,621	5,446	5,222
Provision for loan losses	-	500	65	615
Net interest income after provision for loan losses	2,725	2,121	5,381	4,607
Gain on sale of securities	220	-	220	3
Loss on sale of foreclosed properties	(82)	-	(82)	-
Other noninterest income	215	149	417	276
Noninterest expense	2,402	2,070	4,752	4,175
Income before provision for income taxes	676	200	1,184	711
Provision for income taxes	228	12	366	187
Net income	448	188	818	524

Total Comprehensive Income	484	681	760	1,050

Net charge-offs	84	727	79	718

PER COMMON SHARE DATA:
Basic earnings per share	$ 0.30	$ 0.13	$ 0.54	$ 0.36
Diluted earnings per share	$ 0.30	$ 0.12	$ 0.54	$ 0.35
Basic weighted average number of shares outstanding	1,517,127	1,477,477	1,516,786	1,475,504
Diluted weighted average number of shares outstanding	1,517,261	1,523,328	1,516,912	1,511,656
Common shares outstanding	1,517,224	1,478,354	1,517,224	1,478,354
Dividends declared per share	$ 0.05	$ 0.10	$ 0.10	$ 0.10
Book value per share	$ 17.25	$ 16.41	$ 17.25	$ 16.41

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.59%	0.26%	0.54%	0.36%
Return on average equity	6.81%	3.12%	6.26%	4.40%
Allowance for loan losses to total loans	1.44%	1.69%	1.44%	1.69%
Nonperforming assets to total assets	1.95%	1.99%	1.95%	1.99%
Ratio of net charge-offs to average loans	0.04%	0.35%	0.04%	0.35%
Tier 1 capital to risk-weighted assets	12.33%	12.29%	12.33%	12.29%
Total capital to risk-weighted assets	13.58%	13.54%	13.58%	13.54%
Tier 1 capital to average assets	10.11%	10.14%	10.11%	10.14%
Average equity to average assets	8.60%	8.20%	8.68%	8.22%

Weighted average yield/rate on:
Loans	5.50%	5.92%	5.59%	6.05%
Interest-earning assets	4.61%	5.03%	4.70%	5.05%
Interest-bearing liabilities	0.90%	1.43%	0.93%	1.45%
Net interest spread	3.70%	3.60%	3.78%	3.60%
Net interest margin	3.89%	3.89%	3.96%	3.89%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, +1-240-529-1507